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                                                                   Exhibit 23.2

                  ACCOUNTANTS' CONSENT AND REPORT ON SCHEDULE

The Board of Directors
NaviSite, Inc.:

The audits referred to in our report dated May 28, 1999, except for note 12(d), which is as of June 3, 1999, included the related financial statement schedule as of July 31, 1996, 1997 and 1998, and for the period from July 1, 1996 through July 31, 1996 and each of the years in the two year period ended July 31, 1998, included in the Registration Statement. This financial statement schedule is the responsibility of the Company's management. Our responsibility is to express an opinion on this financial statement schedule based on our audits. In our opinion, such financial statement schedule, when considered in relation to the basic consolidated financial statements taken as a whole, presents fairly in all material respects the information set forth therein.

We consent to the inclusion of our report dated May 28, 1999, except for note 12(d), which is as of June 3, 1999, with respect to the consolidated balance sheets of NaviSite, Inc., as of July 31, 1997 and 1998, and the related consolidated statements of operations, changes in stockholders' equity (deficit), and cash flows for the period from July 1, 1996 through July 31, 1996 and each of the years in the two year period ended July 31, 1998, which report appears in this Registration Statement, and to the references to our firm under the headings "Selected Consolidated Financial Data," and "Experts" in this Registration Statement.

KPMG LLP

/s/ KPMG LLP

Boston, Massachusetts
July 22, 1999